Exhibit 10.1

 EXECUTION COPY

AMENDED AND RESTATED

NOTE PURCHASE AGREEMENT

by and among

MERRILL LYNCH MORTGAGE CAPITAL INC.,

as an Investor,

COMPUCREDIT FUNDING CORP.,

as Transferor,

COMPUCREDIT CORPORATION,

as Servicer,

COMPUCREDIT CREDIT CARD MASTER NOTE BUSINESS TRUST,

as Issuer

(Variable Funding Notes, Series 2004-One, Class A, Class B, and Class C)

Dated as of March 1, 2010

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SCHEDULES AND EXHIBITS

EXHIBIT A                      Increase Notice
EXHIBIT B                      Tradenames of Transferor
EXHIBIT C                      Form of Daily Servicing Report

SCHEDULE 1

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This AMENDED AND RESTATED NOTE PURCHASE AGREEMENT, dated as of March 1, 2010 (as amended, supplemented or otherwise modified and in effect from time to time, this “Agreement”), is by and among MERRILL LYNCH MORTGAGE CAPITAL INC., a Delaware corporation, as an investor (together with its successors and assigns, the “Investors”), COMPUCREDIT FUNDING CORP., a Nevada corporation, as transferor (together with its successors and assigns in such capacity, the “Transferor”), COMPUCREDIT CORPORATION, a Georgia corporation, as servicer (together with its successors and assigns, the “Servicer”) and COMPUCREDIT CREDIT CARD MASTER NOTE BUSINESS TRUST, a Nevada business trust, as issuer (the “Issuer”).

W  I  T  N  E  S  S  E  T  H

WHEREAS, Investors, Transferor, Servicer and Issuer previously entered into the Note Purchase Agreement, dated as of January 30, 2004 (as amended from time to time, the “Original Agreement”)

WHEREAS, the Issuer previously issued Class A Notes, Class B Notes, Class C Notes and Class D Notes (the “Notes”) pursuant to the Original Supplement (as defined in the Indenture Supplement) and the Indenture;

WHEREAS, on the terms and conditions specified in the Original Agreement, the Transfer and Servicing Agreement, the Indenture and the Indenture Supplement, the Transferor caused the Issuer to sell the Class A Notes, Class B Notes and Class C Notes (the “Offered Notes”) to the Investors on the Effective Date; and

WHEREAS, the parties to the Original Agreement desire to amend and restate the Original Agreement in accordance with the provisions of Section 6.2(b) of the Original Agreement to read in its entirety as set below, including but not limited to splitting the existing Class C Notes (the "Existing Class C Notes") into two subclasses of notes, the Class C-1 Notes and Class C-2 Notes.

NOW THEREFORE, pursuant to Section 6.2(b) of the Original Agreement, the parties hereby agree that effective on and as of the Amendment Date (as defined below), the Original Agreement is hereby amended to read in its entirety as follows:

In consideration of the premises and the mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Defined Terms.

  Capitalized terms used herein (including in the preamble and recitals hereof) and not defined herein are defined in, or incorporated by reference into, the Indenture, the Indenture Supplement or the Transfer and Servicing Agreement, as applicable.  Additionally, the following terms shall have the following meanings for all purposes of this Agreement:

“Adjusted Net Portfolio Yield” shall mean, with respect to any Monthly Period, the annualized percentage equivalent of a fraction, (A) the numerator of which is equal to (1) Reallocated Series Finance Charge Collections with respect to such Monthly Period, plus (2) without duplication of amounts referred to in clause (1) above, the amount of Interchange to be included as Series 2004-One Allocable Finance Charge Collections for such Monthly Period pursuant to subsection 3.01(c) of the Indenture Supplement, plus (3) any Interest Rate Cap Payments for the related Distribution Date, plus (4) any Pre-Funding Investment Proceeds, Yield Supplement Investment Proceeds and Incentive Servicing Fee Investment Proceeds, plus (5) the amount of funds, if any, to be withdrawn from the Yield Supplement Account that, pursuant to subsection 4.15(c) of the Indenture Supplement, are required to be included in Available Funds on such Distribution Date, minus (6) the Series Default Amount for the Distribution Date with respect to such Monthly Period, minus (7) the amount set forth in Item 1 of Schedule 1 hereto and (B) the denominator of which is the Average Note Principal Balance for such Monthly Period.

“Adjusted Net Yield” means, with respect to any Monthly Period, (a) the Adjusted Net Portfolio Yield with respect to such Monthly Period minus (b) the Base Rate with respect to such Monthly Period.

“Agreement” is defined in the preamble.

“Amendment Date” means March 1, 2010.

“Backup Servicing Agreement” means the Backup Servicing Agreement, dated as of January 30, 2004 and as amended from time to time, by and among the Indenture Trustee, the Issuer, the Servicer, the Transferor and First National Bank of Omaha, as the Backup Servicer.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq., as amended.

“Class A Additional Interest” is defined  in Section 2.4.

“Class A Daily Interest” is defined  in Section 2.4.

“Class A Interest Rate” means (a) for any Interest Period, LIBOR for such Interest Period and (b) for the remaining portion of any Interest Period during which any Class A Note Principal Balance Increase is purchased by the Investors on a day other than on the first day of the Interest Period (each, a “Class A Stub Period”), LIBOR for that Class A Stub Period, in each case as determined in accordance with Section 2.4, and in each case plus the then applicable Class A Margin.

“Class A Interest Shortfall” is defined in Section 2.4.

“Class A Margin” is defined in the Fee Letter.

“Class A Maximum Principal Amount” means an amount not to exceed the amount set forth in Item 2(a) of Schedule 1 hereto; minus the aggregate outstanding principal amount of notes issued by the Issuer (other than the Offered Notes) and purchased pursuant to the Master Repurchase Agreement that have total credit enhancement greater than or equal to the total credit enhancement provided to the Class A Notes; provided, however that at any time the Class A Maximum Principal Amount shall not be more than the amount that equals the amount set forth in Item 2(b) of Schedule 1 hereto.

“Class A Monthly Interest” is defined in Section 2.4.

“Class A Stub Period” is defined in the definition of “Class A Interest Rate.”

“Class B Additional Interest” is defined  in Section 2.4.

“Class B Daily Interest” is defined  in Section 2.4.

“Class B Interest Rate” means (a) for any Interest Period, LIBOR for such Interest Period and (b) for the remaining portion of any Interest Period during which any Class B Note Principal Balance Increase is purchased by the Investors on a day other than on the first day of the Interest Period (each, a “Class B Stub Period”), LIBOR for that Class B Stub Period, in each case as determined in accordance with Section 2.4, and in each case plus the then applicable Class B Margin.

“Class B Interest Shortfall” is defined in Section 2.4.

“Class B Margin” is defined in the Fee Letter.

“Class B Maximum Principal Amount” means an amount not to exceed the amount set forth in Item 3(a) of Schedule 1 hereto; minus the aggregate outstanding principal amount of notes issued by the Issuer (other than the Offered Notes) and purchased pursuant to the Master Repurchase Agreement that have total credit enhancement greater than or equal to the total credit enhancement provided to the Class B Notes but less than the Class A Notes; provided, however that at any time the Class B Maximum Principal Amount shall not be more than the amount that equals the amount set forth in Item 3(b) of Schedule 1 hereto.

“Class B Monthly Interest” is defined in Section 2.4.

“Class B Stub Period” is defined in the definition of “Class B Interest Rate.”

“Class C Maximum Principal Amount” means an amount not to exceed the amount set forth in Item 4 of Schedule 1 hereto minus the aggregate principal amount of notes issued by the Issuer (other than the Offered Notes) and purchased pursuant to the Master Repurchase Agreement that have total credit enhancement greater than or equal to the total credit enhancement provided to the Class B Notes and Class C Notes.

“Class C-1 Additional Interest” is defined in Section 2.4.

“Class C-1 Daily Interest” is defined  in Section 2.4.

“Class C-1 Interest Rate” means (a) for any Interest Period, LIBOR for such Interest Period and (b) for the remaining portion of any Interest Period during which any Class C-1 Note Principal Balance Increase is purchased by the Investors on a day other than on the first day of the Interest Period (each, a “Class C-1 Stub Period”), LIBOR for that Class C-1 Stub Period, in each case as determined in accordance with Section 2.4, and in each case plus the then applicable Class C-1 Margin.

“Class C-1 Interest Shortfall” is defined in Section 2.4.

“Class C-1 Margin” is defined in the Fee Letter.

 “Class C-1 Monthly Interest” is defined in Section 2.4.

“Class C-1 Stub Period” is defined in the definition of “Class C-1 Interest Rate.”

“Class C-2 Additional Interest” is defined in Section 2.4.

“Class C-2 Daily Interest” is defined  in Section 2.4.

“Class C-2 Interest Rate” means (a) for any Interest Period, LIBOR for such Interest Period and (b) for the remaining portion of any Interest Period during which any Class C-2 Note Principal Balance Increase is purchased by the Investors on a day other than on the first day of the Interest Period (each, a “Class C-2 Stub Period”), LIBOR for that Class C-2 Stub Period, in each case as determined in accordance with Section 2.4, and in each case plus the then applicable Class C-2 Margin; provided, however, that to the extent the Class C-2 Margin for such Interest Period or Class C-2 Stub Period is 0%, then the Class C-2 Interest Rate for such period shall be 0%.

“Class C-2 Interest Shortfall” is defined in Section 2.4.

“Class C-2 Margin” is defined in the Fee Letter.

“Class C-2 Monthly Interest” is defined in Section 2.4.

“Class C-2 Stub Period” is defined in the definition of “Class C-2 Interest Rate.”

“Closing Date” means January 30, 2004.

“Commitment Percentage” means, for each Investor and for each Class, the percentage set forth immediately below such Investor’s name on the signature pages of this Agreement or in any assignment to an Investor in accordance with the provisions set forth herein; provided, however, that the aggregate Commitment Percentage with respect to all of the Investors shall at all times equal 100%.

“CompuCredit” means CompuCredit Corporation, a Georgia corporation, and its successors and permitted assigns.

“Effective Date” is defined in subsection 2.1(a).

“ERISA” means The Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Excepted Persons” is defined in Section 6.9.

“Excluded Liabilities” is defined in Section 5.1.

“Excluded Taxes” means, with respect to any Indemnified Party, (i) any tax (including any franchise tax) imposed on or measured by the gross or net income, branch profits, gross or net receipts, capital, net worth and similar items (including any interests, penalties or additions with respect thereto) of such Indemnified Party by the United States and by the jurisdictions or political subdivision or taxing authority thereof in which such Indemnified Party’s principal office or lending offices are located or are resident, managed or controlled or in which such Indemnified Party or lending office is incorporated or organized or otherwise doing business, (ii) in the case of the United States or any state thereof (including the District of Columbia), any taxes imposed by the United States by means of withholding at the source unless such withholding results from a change in applicable law, treaty or regulations or the interpretation or administration thereof after the date such Indemnified Party becomes entitled to the benefits of any of the Transaction Documents with respect to the Class A Note Principal Balance, Class B Note Principal Balance or Class C Note Principal Balance, as applicable, or portion thereof affected by such change (provided that taxes withheld pursuant to Section 1446 of the Code shall be Excluded Taxes in any event), (iii) any taxes to which an Indemnified Party is subject (to the extent of the tax rate then in effect) on the date this Agreement is executed or to which an Indemnified Party would be subject on such date if a payment hereunder had been received by such Person on such date, and with respect to any Indemnified Party that becomes a party hereto after the date hereof, any taxes to which such Indemnified Party is subject on the date it becomes a party hereto (other than in each case taxes for which each of the other Indemnified Parties is entitled to reimbursement pursuant to the terms of this Agreement), and (iv) taxes to which the Indemnified Party becomes subject subsequent to the date referred to in clause (iii) above as a result of a change in residence, place of incorporation, or principal place of business of such Indemnified Party, a change in the branch or lending office of such Indemnified Party participating in the transactions specified herein or other similar circumstances or as a result of the recognition by an Indemnified Party of gain on the sale, assignment or participation by such Indemnified Party of any interest to which it is entitled hereunder or under the  other Transaction Documents.

“Expiration Date” means the earlier to occur of (i) the Scheduled Expiration Date and (ii) the occurrence of an Early Redemption Event.

“Fee Letter”  means the letter agreement, dated as of the Amendment Date, between the Transferor and the Investor, setting forth, among other things, the Class A Margin, Class B Margin, Class C-1 Margin, Class C-2 Margin and the Unused Fee.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such accounting profession, in effect from time to time.

“Increase Date” shall mean a date upon which a Note Principal Balance Increase occurs.

“Increase Notice” is defined in subsection 2.2(c).

“Indemnified Amounts” is defined in Section 5.1.

“Indemnified Parties” is defined in Section 5.1.

“Indenture” means the Master Indenture, dated as of July 14, 2000, by and among the Issuer, the Servicer and the Indenture Trustee, as the same may from time to time be amended, supplemented or otherwise modified and in effect.

“Indenture Supplement” means the Amended and Restated Series 2004-One Indenture Supplement, dated as of March 1, 2010, to the Master Indenture, by and among the Issuer, the Servicer and the Indenture Trustee, as the same may from time to time be amended, supplemented or otherwise modified and in effect.

“Indenture Trustee” means The Bank of New York Mellon, a New York banking corporation, as indenture trustee, and its successors and assigns in such capacity.

“Initial Note Principal Balance” is defined in the Indenture Supplement.

“Insolvency Event”  means, with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Investors” is defined in the preamble.

“Issuer” is defined in the preamble.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

“LIBOR” is defined in Section 2.4.

“LIBOR Determination Date” means the second Business Day prior to the commencement of each LIBOR Period.  For purposes of this definition, a “Business Day” is any day on which banks in London and New York are open for the transaction of international business.

“LIBOR Period” is defined in Section 2.4.

“Master Repurchase Agreement” is defined in Item 5 of Schedule 1 hereto.

“Maximum Principal Amount” means the sum of the Class A Maximum Principal Amount, Class B Maximum Principal Amount and Class C Maximum Principal Amount.

“1940 Act” means The Investment Company Act of 1940, as amended.

“Note Principal Balance” is defined in the Indenture Supplement.

“Note Principal Balance Increase” is defined in the Indenture Supplement.

“Notes” is defined in the recitals.

“Offered Notes” is defined in the recitals.

“Owner Trustee” means Wilmington Trust FSB, a federal savings bank, as owner trustee of the Issuer, and its successors and assigns in such capacity.

“payor” is defined in Section 5.3.

“Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA.

“Potential Early Redemption Event”  means an event which, but for the lapse of time or the giving of notice, or both, would constitute an Early Redemption Event.

“Proprietary Information” means with respect to information furnished to the Investors pursuant to clauses 4.3(a)(vii) and (viii), (a) confidential or proprietary information relating to pricing or compensation paid by the Servicer to any third parties with whom the Servicer has a contractual relationship that directly relates to the Receivables and the performance by the Servicer or such third parties of their obligations under such agreements; (b) data on an account-by-account basis, modeling results or projections, account management strategies; and (c) other similar information that the Servicer reasonably regards as proprietary to its business; provided, however, that Proprietary Information shall not include (i) monthly reports containing complete and accurate data classified according to the data fields and other categories as set forth in Exhibit B to the Indenture Supplement and (ii) the tax treatment and tax structure of the transactions contemplated herein.

“recipient” is defined in Section 5.3.

“Reportable Event” is defined in Title IV of ERISA.

“Repurchase Transaction” is defined in Item 6 of Schedule 1 hereto.

“Requirements of Law” means, with respect to any Person, the certificate of incorporation or articles of association and by-laws or other organizational or governing documents of such Person, and any Law applicable to or binding upon such Person or to which such Person is subject.

“Scheduled Expiration Date” means the January 2010 Payment Date, or such later date to which the Scheduled Expiration Date may be extended (if extended) in the sole discretion of the Investors in accordance with the terms of subsection 2.2(b).

“Servicer” is defined in the preamble.

“Solvent” means, as to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code, (b) the present fair salable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person believes it is able to realize upon its property and pay its debts and other liabilities as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Taxes” is defined in Section 5.3.

“Transaction Documents” means, collectively, this Agreement, the Fee Letter, the Indenture, the Indenture Supplement, the Transfer and Servicing Agreement, each Receivables Purchase Agreement, the Backup Servicing Agreement and all of the other related instruments, documents and other agreements executed and delivered by the Transferor, the Issuer or the Servicer, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Transfer and Servicing Agreement” means the Transfer and Servicing Agreement, dated as of July 14, 2000, by and among the Transferor, the Issuer, the Servicer and the Indenture Trustee, as the same may from time to time be amended, supplemented or otherwise modified and in effect.

“Transferor” is defined in the preamble.

“UCC”  means the applicable Uniform Commercial Code.

“Unused Fee” is defined in the Fee Letter.

SECTION 1.2 Other Terms.  All terms defined directly or by incorporation herein shall have the defined meanings when used in any certificate or other document delivered pursuant thereto unless otherwise defined therein. For purposes of this Agreement and all such certificates and other documents, unless the context otherwise requires: (a) accounting terms not otherwise defined herein, and accounting terms partly defined herein to the extent not defined, shall have the respective meanings given to them under, and shall be construed in accordance with, GAAP; (b) terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9; (c) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (d) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of this Agreement (or such certificate or document); (e) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to this Agreement (or the certificate or other document in which the reference is made) and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (f) the term “including” means “including without limitation”; (g) references to any Law refer to that Law as amended from time to time and include any successor Law; (h) references to any agreement refer to that agreement as from time to time amended or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (i) references to any Person include that Person’s successors and permitted assigns; and (j) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

SECTION 1.3 Computation of Time Periods.  Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each means “to but excluding”, and the word “within” means “from and excluding a specified date and to and including a later specified date”.

ARTICLE II

PURCHASE AND SALE

SECTION 2.1 Purchase and Sale of the Offered Notes.  (a) The closing of the purchase and sale of the Offered Notes took place at the Washington, D.C. offices of Orrick, Herrington & Sutcliffe LLP on the Closing Date (such date, the “Effective Date”).

(b) On the Effective Date, the Transferor caused the Issuer to issue to the Investors, in the name of the Investors, the Offered Notes.

(c) On the Effective Date, the Transferor caused the Class A Notes, Class B Notes and Existing Class C Notes, each dated the Effective Date, to be delivered to the Investors, registered in the name of the Investors, having a maximum principal amount equal to the Class A Maximum Principal Amount, Class B Maximum Principal Amount and Class C Maximum Principal Amount, respectively, duly authenticated in accordance with the provisions of the Indenture.

(d) On the terms and subject to the conditions specified in the Original Agreement and the Original Supplement, each Investor on the Effective Date made available to the Transferor, on behalf of the Issuer, in same day funds, at such bank or other location reasonably designated by the Transferor, an amount equal to its Commitment Percentage of the Class A Initial Note Principal Balance, Class B Initial Note Principal Balance and Class C Initial Note Principal Balance.

(e) On the terms and subject to the conditions specified in this Agreement and the Indenture Supplement, the Investors, from time to time during the period from the Effective Date to the last day of the Revolving Period, have acquired Note Principal Balance Increases by providing funds to the Transferor.

(f) On the Amendment Date and pursuant to the Indenture and the Indenture Supplement, the Class C Noteholders will deposit the Existing Class C Notes with the Note Registrar in exchange for the newly issued Class C-1 Notes and Class C-2 Notes.

SECTION 2.2 Purchases of Note Principal Balance Increases.  (a) Subject to the terms and conditions hereof, including Article III, in consideration for the sale, assignment and transfer of the Offered Notes by the Transferor to the Investors hereunder from time to time during the Revolving Period, on request of the Transferor on behalf of the Issuer in accordance with subsection 2.2(c), the Investors shall pay to the Issuer an amount equal in each instance to the lesser of (i) the amount requested by the Issuer, (ii) the largest amount that will not cause the aggregate Note Principal Balance to exceed the Maximum Principal Amount and (iii) the largest amount for each Class of Offered Notes that will not cause the Class A Note Principal Balance, the Class B Note Principal Balance or the Class C Note Principal Balance to exceed the Class A Maximum Principal Amount, Class B Maximum Principal Amount or Class C Maximum Principal Amount, respectively.

(b) [Reserved].

(c) The purchase of each Note Principal Balance Increase shall be made pursuant to the terms of an increase notice (the “Increase Notice”) in form substantially similar to that attached hereto as Exhibit A, delivered by the Transferor, on behalf of the Issuer, to Investors not later than 2:00 p.m. (New York City time) on a Business Day which is not later than three (3) Business Days prior to the proposed Increase Date.  Each such notice shall specify (i) the aggregate amount of the Note Principal Balance Increase with regard to the Class A Notes, Class B Notes and/or Class C Notes, as applicable, which amount must satisfy the applicable minimum requirement set forth below and (ii) the proposed Increase Date.  Any such notice, once given, shall be irrevocable.  The Issuer shall deliver no more than four such notices to the Investors in any calendar month, and each amount specified in any such notice must be in an aggregate amount of not less than $5,000,000.  On the date of purchase of the Note Principal Balance Increase, each Investor shall, upon satisfaction of the applicable conditions set forth in Article III, make available to the Transferor, on behalf of the Issuer, in same day funds, at such bank or other location reasonably designated by the Transferor, on behalf of the Issuer, in its Increase Notice given pursuant to this subsection 2.2(c), an amount equal to its Commitment Percentage of the Note Principal Balance Increase.

SECTION 2.3 [Reserved].

SECTION 2.4 Note Interest, Additional Interest, Fees and Other Costs and Expenses.  (a) The Issuer or the Transferor, as applicable, shall pay, as and when due in accordance with the Indenture Supplement and this Agreement, all fees hereunder and under the Fee Letter, the Class A Monthly Interest, the Class B Monthly Interest, the Class C Monthly Interest, the Class A Additional Interest, the Class B Additional Interest, the Class C Additional Interest and all amounts payable by it pursuant to Article V, if any.

(b) The amount of interest (the “Class A Daily Interest”) allocable to the Class A Notes with respect to any day falling in any Interest Period shall be an amount equal to the sum of (a) the product of (i) the Class A Interest Rate for that Interest Period, (ii) a fraction the numerator of which is 1 and the denominator of which is 360 and (iii) the Class A Note Principal Balance as of the close of business on the first day of such Interest Period, minus any principal payments made on the Class A Notes during that Interest Period and on or prior to that day; plus (b) for each Class A Note Principal Balance Increase purchased by the Investors during that Interest Period and on or prior to such day, the product of (i) the applicable Class A Interest Rate, (ii) a fraction the numerator of which is 1 and the denominator of which is 360 and (iii) such Class A Note Principal Balance Increase.  The amount of interest (the “Class A Monthly Interest”) which shall accrue for the benefit of the Investors with respect to any Interest Period shall be the sum of the Class A Daily Interest for each day in such Interest Period.

On the Determination Date preceding each Distribution Date, the Servicer shall determine an amount (the “Class A Interest Shortfall”) equal to the excess, if any, of (x) the Class A Monthly Interest for the Interest Period applicable to the Distribution Date over (y) the amount available to be paid to the Investors in respect of interest on such Distribution Date.  If there is a Class A Interest Shortfall with respect to any Distribution Date, an additional amount (“Class A Additional Interest”) shall be payable as provided herein to the Investors on each Distribution Date following such Distribution Date on which there was a Class A Interest Shortfall, to and including the Distribution Date on which such Class A Interest Shortfall is paid to the Investors, equal to the product of (i) the Class A Interest Rate for the current Interest Period, (ii) a fraction the numerator of which is the actual number of days in the related Interest Period and the denominator of which is 360 and (iii) such Class A Interest Shortfall remaining unpaid.  Notwithstanding anything to the contrary herein, Class A Additional Interest shall be payable or distributed to the Investors only to the extent permitted by applicable law.

(c) The amount of interest (the “Class B Daily Interest”) allocable to the Class B Notes with respect to any day falling in any Interest Period shall be an amount equal to the sum of (a) the product of (i) the Class B Interest Rate for that Interest Period, (ii) a fraction the numerator of which is 1 and the denominator of which is 360 and (iii) the Class B Note Principal Balance as of the close of business on the first day of such Interest Period, minus any principal payments made on the Class B Notes during that Interest Period and on or prior to that day; plus (b) for each Class B Note Principal Balance Increase purchased by the Investors during that Interest Period and on or prior to such day, the product of (i) the applicable Class B Interest Rate, (ii) a fraction the numerator of which is 1 and the denominator of which is 360 and (iii) such Class B Note Principal Balance Increase.  The amount of interest (the “Class B Monthly Interest”) which shall accrue for the benefit of the Investors with respect to any Interest Period shall be the sum of the Class B Daily Interest for each day in such Interest Period.

On the Determination Date preceding each Distribution Date, the Servicer shall determine an amount (the “Class B Interest Shortfall”) equal to the excess, if any, of (x) the Class B Monthly Interest for the Interest Period applicable to the Distribution Date over (y) the amount available to be paid to the Investors in respect of interest on such Distribution Date.  If there is a Class B Interest Shortfall with respect to any Distribution Date, an additional amount (“Class B Additional Interest”) shall be payable as provided herein to the Investors on each Distribution Date following such Distribution Date on which there was a Class B Interest Shortfall, to and including the Distribution Date on which such Class B Interest Shortfall is paid to the Investors, equal to the product of (i) the Class B Interest Rate for the current Interest Period, (ii) a fraction the numerator of which is the actual number of days in the related Interest Period and the denominator of which is 360 and (iii) such Class B Interest Shortfall remaining unpaid.  Notwithstanding anything to the contrary herein, Class B Additional Interest shall be payable or distributed to the Investors only to the extent permitted by applicable law.

(d) The amount of interest (the “Class C-1 Daily Interest”) allocable to the Class C-1 Notes with respect to any day falling in any Interest Period shall be an amount equal to the sum of (a) the product of (i) the Class C-1 Interest Rate for that Interest Period, (ii) a fraction the numerator of which is 1 and the denominator of which is 360 and (iii) the Class C-1 Note Principal Balance as of the close of business on the first day of such Interest Period, minus any principal payments made on the Class C-1 Notes during that Interest Period and on or prior to that day; plus (b) for each Class C-1 Note Principal Balance Increase purchased by the Investors during that Interest Period and on or prior to such day, the product of (i) the applicable Class C-1 Interest Rate, (ii) a fraction the numerator of which is 1 and the denominator of which is 360 and (iii) such Class C-1 Note Principal Balance Increase.  The amount of interest (the “Class C-1 Monthly Interest”) which shall accrue for the benefit of the Investors with respect to any Interest Period shall be the sum of the Class C-1 Daily Interest for each day in such Interest Period.

On the Determination Date preceding each Distribution Date, the Servicer shall determine an amount (the “Class C-1 Interest Shortfall”) equal to the excess, if any, of (x) the Class C-1 Monthly Interest for the Interest Period applicable to the Distribution Date over (y) the amount available to be paid to the Investors in respect of interest on such Distribution Date.  If there is a Class C-1 Interest Shortfall with respect to any Distribution Date, an additional amount (“Class C-1 Additional Interest”) shall be payable as provided herein to the Investors on each Distribution Date following such Distribution Date on which there was a Class C-1 Interest Shortfall, to and including the Distribution Date on which such Class C-1 Interest Shortfall is paid to the Investors, equal to the product of (i) the Class C-1 Interest Rate for the current Interest Period, (ii) a fraction the numerator of which is the actual number of days in the related Interest Period and the denominator of which is 360 and (iii) such Class C-1 Interest Shortfall remaining unpaid.  Notwithstanding anything to the contrary herein, Class C-1 Additional Interest shall be payable or distributed to the Investors only to the extent permitted by applicable law.

(e) The amount of interest (the “Class C-2 Daily Interest”) allocable to the Class C-2 Notes with respect to any day falling in any Interest Period shall be an amount equal to the sum of (a) the product of (i) the Class C-2 Interest Rate for that Interest Period, (ii) a fraction the numerator of which is 1 and the denominator of which is 360 and (iii) the Class C-2 Note Principal Balance as of the close of business on the first day of such Interest Period, minus any principal payments made on the Class C-2 Notes during that Interest Period and on or prior to that day; plus (b) for each Class C-2 Note Principal Balance Increase purchased by the Investors during that Interest Period and on or prior to such day, the product of (i) the applicable Class C-2 Interest Rate, (ii) a fraction the numerator of which is 1 and the denominator of which is 360 and (iii) such Class C-2 Note Principal Balance Increase.  The amount of interest (the “Class C-2 Monthly Interest”) which shall accrue for the benefit of the Investors with respect to any Interest Period shall be the sum of the Class C-2 Daily Interest for each day in such Interest Period.

On the Determination Date preceding each Distribution Date, the Servicer shall determine an amount (the “Class C-2 Interest Shortfall”) equal to the excess, if any, of (x) the Class C-2 Monthly Interest for the Interest Period applicable to the Distribution Date over (y) the amount available to be paid to the Investors in respect of interest on such Distribution Date.  If there is a Class C-2 Interest Shortfall with respect to any Distribution Date, an additional amount (“Class C-2 Additional Interest”) shall be payable as provided herein to the Investors on each Distribution Date following such Distribution Date on which there was a Class C-2 Interest Shortfall, to and including the Distribution Date on which such Class C-2 Interest Shortfall is paid to the Investors, equal to the product of (i) the Class C-2 Interest Rate for the current Interest Period, (ii) a fraction the numerator of which is the actual number of days in the related Interest Period and the denominator of which is 360 and (iii) such Class C-2 Interest Shortfall remaining unpaid.  Notwithstanding anything to the contrary herein, Class C-2 Additional Interest shall be payable or distributed to the Investors only to the extent permitted by applicable law.

(f) For purposes of determining Class A Monthly Interest, Class B Monthly Interest, Class C-1 Monthly Interest or Class C-2 Monthly Interest, as applicable, for any Interest Period, the Transferor may elect on each LIBOR Determination Date to determine LIBOR based on a one month, two month or three month period (each, a “LIBOR Period”).  If the Transferor chooses a one month LIBOR Period, then the related Interest Period will correspond to that LIBOR Period.  If the Transferor chooses a two or three month LIBOR Period, then the next two or three Interest Periods, as applicable, will together make up that LIBOR Period.  The “LIBOR Period” for any Class A Stub Period, Class B Stub Period or Class C Stub Period, as applicable, shall be one month, and shall commence on (and include) the related Increase Date and end on (but exclude) the next succeeding Distribution Date.  “LIBOR” shall mean, as of any LIBOR Determination Date, the offered rate for deposits in United States dollars for one month, two months or three months (as applicable commencing on the first day of the relevant LIBOR Period) which appears on Telerate Page 3750 as of 11:00 A.M., London time, on the LIBOR Determination Date for such LIBOR Period.  If such rate does not appear on Telerate Page 3750, the rate for such LIBOR Determination Date will be determined on the basis of the rates at which deposits in the United States dollars are offered by four major banks in the London interbank market selected by the Investors at approximately 11:00 a.m., London time, on such LIBOR Determination Date to prime banks in the London interbank market for a period equal to one month, two months or three months (as applicable commencing on the first day of the relevant LIBOR Period).  The Investors will request the principal London office of each such bank to provide a quotation of its rate.  If at least two such quotations are provided, the rate for such LIBOR Determination Date will be the arithmetic mean of the quotations.  If fewer than two quotations are provided as requested, the rate for such LIBOR Determination Date will be the arithmetic mean of the rates quoted by four major banks in New York City, selected by the Investors, at approximately 11:00 a.m., New York City time, on the LIBOR Determination Date for loans in United States dollars to leading European banks for a period equal to one month, two months or three months (as applicable commencing on the first day of such LIBOR Period).

(g) The Issuer may repay all or any portion of the Note Principal Balance, plus any other costs or fees set forth in Article V, at any time upon three (3) Business Days notice to the Investors with prior written consent of the Investors in their sole discretion.

SECTION 2.5 Payments and Computations, Etc.  All amounts to be paid or deposited by the Transferor or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 3:00 p.m. (New York City time) on the day when due in same day funds; if such amounts are payable to the Investors they shall be paid or deposited in the account indicated under the heading “Payment Information” in Section 6.3, until otherwise notified by the Investors.  All computations of per annum fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.  Any computations by the Investors of amounts payable under Article V shall be supported by a certificate prepared in good faith setting forth the basis and the calculation of the amount (in reasonable detail) of each request by the Investors, shall be binding upon the Trustee and the Transferor absent manifest error, and the Investors shall deliver a copy thereof to the Transferor and the Servicer.  Nothing in this Section 2.5 shall be deemed to require the Trustee or the Transferor to pay any amount to the Investors to the extent the Investors have been compensated therefor under another provision of this Agreement or to the extent such amount is already reflected in the computations of Class A Additional Interest, Class B Additional Interest, Class C-1 Additional Interest, Class C-2 Additional Interest or any other fees hereunder.

ARTICLE III

CONDITIONS PRECEDENT

SECTION 3.1 [Reserved].

SECTION 3.2 Conditions Precedent on each Increase Date.  On any Increase Date, each Investor shall purchase and pay for any Note Principal Balance Increases, provided that each of the following conditions have been satisfied or waived.

(a) Not less than three (3) Business Days prior to the proposed Increase Date, the Investors shall have received a duly completed Increase Notice.

(b) On the Increase Date the following statements shall be true and the Transferor, the Issuer and the Servicer shall be deemed to have certified (with respect to the Servicer and clauses (x) through (xv) below, to the best of the Servicer’s knowledge), each as to itself only and not as to any other, that:

(i) Its representations and warranties contained in Section 4.1 (other than subsections 4.1(m) and 4.1(n)) are true and correct on and as of such day as though made on and as of such date;

(ii) No event has occurred and is continuing, or would result from such Transaction which constitutes an Early Redemption Event or Potential Early Redemption Event;

(iii) On and as of such day, after giving effect to such purchase of the Note Principal Balance Increase, the Class A Note Principal Balance, Class B Note Principal Balance and Class C Note Principal Balance will not exceed the Class A Maximum Principal Amount, Class B Maximum Principal Amount and Class C Maximum Principal Amount, respectively;

(iv) On and as of such day, it has performed all of the agreements contained in this Agreement, the Affinity Card Agreement and each other Transaction Document to which it is a party to be performed by such person at or prior to such day and to the extent each is a party thereto;

(v) No law or regulation shall prohibit, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the paying of such Note Principal Balance Increase by the Investors in accordance with the provisions hereof;

(vi) No Class A Monthly Interest, Class B Monthly Interest, Class C-1 Monthly Interest, Class C-2 Monthly Interest, Class A Additional Interest, Class B Additional Interest, Class C-1 Additional Interest, Class C-2 Additional Interest other fees and costs due and payable to the Investors pursuant to this Agreement and the other Transaction Documents or any unreimbursed Reduction Amounts shall be outstanding as of such Increase Date;

(vii) On and as of such day, after giving effect to any purchase of the Note Principal Balance Increase, the Spread Account Amount shall be greater than the Required Spread Account Amount;

(viii) On and as of such day, after giving effect to each Note Principal Balance Increase, (A) the sum of the Class B Note Principal Balance, the Class C Note Principal Balance and the Class D Note Principal Balance shall equal the Required Aggregate Class Amount; and (B) the Series Allocation Percentage of the total Receivables in the Issuer shall be equal to or greater than the Note Principal Balance;

(ix) The Servicer shall be in compliance with the reporting obligation set forth in clause 4.3(a)(iii);

(x) The Net Yield for the next preceding Monthly Period for which a Monthly Servicer’s Statement is required to be delivered shall have been at least 4.00%; provided, however, that if such Monthly Period is not the immediately prior Monthly Period and if the Net Yield for such Monthly Period shall be 4.20% or less, the Investors shall have no obligation to purchase such Note Principal Balance Increase until the Servicer shall have provided to the Investors the Monthly Servicer’s Statement for the immediately prior Monthly Period conclusively showing that the Net Yield for such Monthly Period is not less than 4.00%;

(xi) The Monthly Payment Rate for the next preceding Monthly Period for which a Monthly Servicer’s Statement is required to be delivered shall have not been less than 4.50%; provided, however, that if such Monthly Period is not the immediately prior Monthly Period and if the Monthly Payment Rate for such Monthly Period shall be 4.725% or less, the Investors shall have no obligation to purchase such Note Principal Balance Increase until the Servicer shall have provided to the Investors the Monthly Servicer’s Statement for the immediately prior Monthly Period conclusively showing that the Monthly Payment Rate for such Monthly Period is not less than 4.50%;

(xii) The weighted average FICO score of all Eligible Accounts for the next preceding Monthly Period for which a Monthly Servicer’s Statement is required to be delivered shall be not less than 580; provided, however, that if such Monthly Period is not the immediately prior Monthly Period and if the weighted average FICO score of all Eligible Accounts for such Monthly Period shall be less than 590, the Investors shall have no obligation to purchase such Note Principal Balance Increase until the Servicer shall have provided to the Investors the Monthly Servicer’s Statement for the immediately prior Monthly Period conclusively showing that the weighted average FICO score for such Monthly Period is not less than 580;

(xiii) The Monthly Delinquency Rate for the next preceding Monthly Period for which a Monthly Servicer’s Statement is required to be delivered shall not exceed 14.50%; provided, however, that if such Monthly Period is not the immediately prior Monthly Period and if the Monthly Delinquency Rate for such Monthly Period shall be more than 13.775%, the Investors shall have no obligation to purchase such Note Principal Balance Increase until the Servicer shall have provided to the Investors the Monthly Servicer’s Statement for the immediately prior Monthly Period conclusively showing that the Monthly Delinquency Rate for such Monthly Period is not more than 14.50%;

(xiv) The Monthly Default Rate for the next preceding Monthly Period for which a Monthly Servicer’s Statement is required to be delivered shall not exceed 20.75%; provided, however, that if such Monthly Period is not the immediately prior Monthly Period and if the Monthly Default Rate for such Monthly Period shall be more than 19.713%, the Investors shall have no obligation to purchase such Note Principal Balance Increase until the Servicer shall have provided to the Investors the Monthly Servicer’s Statement for the immediately prior Monthly Period conclusively showing that the Monthly Default Rate for such Monthly Period is not more than 20.75%; and

(xv) The Adjusted Net Yield for the next preceding Monthly Period for which a Monthly Servicer’s Statement is required to be delivered shall have been at least 3.00%; provided, however, that if such Monthly Period is not the immediately prior Monthly Period and if the Adjusted Net Yield for such Monthly Period shall be less than 3.15%, the Investors shall have no obligation to purchase such Note Principal Balance Increase until the Servicer shall have provided to the Investors the Monthly Servicer’s Statement for the immediately prior Monthly Period conclusively showing that the Adjusted Net Yield for such Monthly Period is not less than 3.00%;

ARTICLE IV

 REPRESENTATIONS AND WARRANTIES

SECTION 4.1 Representations and Warranties of the Issuer, the Transferor and the Servicer.  As of the Amendment Date and as of any Increase Date, each of the Transferor, the Issuer and the Servicer, as to itself only and not as to any other, represents and warrants to the Investors, that all representations and warranties made by it in this Section 4.1 (with respect to the Amendment Date only, other than Section 4.1(s)), with respect to itself, are true and correct as of such day as though made on and as of such day:

(a) Organization and Good Standing.  The Transferor and the Servicer, as applicable, is a corporation duly organized and validly existing in good standing under the laws of the State of Nevada, in the case of the Transferor, and the State of Georgia, in the case of the Servicer, and has full corporate power, authority and legal right to execute, deliver and perform its obligations under this Agreement and any other Transaction Documents to which it is a party.  The Issuer is a business trust duly organized and validly existing in good standing under the laws of the State of Nevada and has full power, authority and legal right to execute, deliver and perform its obligations under this Agreement and any other Transaction Documents to which it is a party.

(b) Due Qualification.  Each of the Issuer, the Transferor and the Servicer, as applicable, is duly qualified to do business and is in good standing as a corporation or a business trust, as applicable, and has obtained all necessary licenses and approvals with respect thereto, in each jurisdiction in which failure to so qualify or to obtain such licenses and approvals would have a material adverse effect on the Issuer’s, the Transferor’s or the Servicer’s, as applicable, ability to perform its obligations under the Transaction Documents to which each is a party.

(c) Due Authorization.  The execution and delivery by the Issuer, the Transferor and the Servicer, as applicable, of this Agreement and the other Transaction Documents to which it is a party, and the consummation by the Issuer, the Transferor and the Servicer, as applicable, of the transactions provided for in this Agreement and the other Transaction Documents to which it is a party have been duly authorized by the Issuer, the Transferor and the Servicer, as applicable, by all necessary action on the part of the Issuer, the Transferor and the Servicer, as the case may be.

(d) No Violation.  The execution and delivery by it of this Agreement and the other Transaction Documents to which it is a party, the performance of it of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof applicable to the Issuer, the Transferor or the Servicer, as the case may be, will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any Requirements of Law applicable to the Issuer, the Transferor or the Servicer, as applicable, the Nevada certificate of trust or the Trust Agreement of the Issuer or any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Issuer, the Transferor or the Servicer, as applicable, is a party or by which it or any of its respective property is bound.

(e) Binding Obligation.  This Agreement and the other Transaction Documents to which it is a party constitute legal, valid and binding obligations of the Issuer, the Transferor and the Servicer, as applicable, enforceable against such party in accordance with their respective terms, except as enforceability may be limited by applicable Insolvency Laws or other similar laws now or hereafter in effect, affecting the enforcement of the rights of creditors generally and except as such enforceability may be limited by general principles of equity (whether considered in a proceeding at law or in equity).

(f) No Proceedings.  There are no proceedings or investigations pending or, to the best knowledge of the Issuer, the Transferor or the Servicer, as applicable, threatened, against the Issuer, the Transferor or the Servicer, as applicable, before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality (i) asserting the invalidity of this Agreement, the Affinity Card Agreement or the other Transaction Documents to which it is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, the Affinity Card Agreement or the other Transaction Documents to which it is a party, (iii) seeking any determination or ruling that, in the reasonable judgment of the Issuer, the Transferor or the Servicer, as applicable, would materially and adversely affect the performance by the Issuer, the Transferor or the Servicer, as applicable, of its obligations under this Agreement, the Affinity Card Agreement or the other Transaction Documents to which it is a party, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement, the Affinity Card Agreement or the other Transaction Documents to which it is a party, or (v) seeking any determination or ruling that, if adversely determined, would materially and adversely affect the condition (financial or otherwise), business, properties, prospects, profits or operations of the Issuer, the Transferor or the Servicer, as applicable, or any of its respective Affiliates; provided, however, that the Servicer makes no representation as to the condition (financial or otherwise), business, properties, prospects, profits or operation of the Transferor or the Issuer.

(g) All Consents Required.  All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority required to be obtained by the Transferor, the Issuer and the Servicer, as applicable, on or prior to the date hereof in connection with the execution and delivery by the Transferor, the Issuer and the Servicer, as applicable, of this Agreement, the Affinity Card Agreement and the other Transaction Documents to which it is a party, the performance by the Transferor, the Issuer and the Servicer, as applicable, of the transactions contemplated by this Agreement, the Affinity Card Agreement and the other Transaction Documents to which it is a party and the fulfillment by the Transferor, the Issuer and the Servicer of the terms hereof and thereof applicable to the Transferor, the Issuer or the Servicer, as applicable, have been obtained and are in full force and effect.

(h) Solvency: Transferor.  The Transferor will be Solvent following the consummation on the Effective Date of the transactions contemplated by this Agreement, the Indenture, the Indenture Supplement and the other Transaction Documents to which it is a party, including the transfer by the Transferor to the Issuer of the Transferred Assets.  The transfers of the Receivables to the Issuer for the benefit of the Noteholders are not being made by the Transferor with actual intent to hinder, delay or defraud itself or its creditors.

(i) Taxes.  The Transferor and the Issuer have filed or caused to be filed all Tax returns (federal, state and local) are required to be filed.  The Transferor and the Issuer have paid or caused to be paid all present Taxes, assessments and other governmental charges made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with generally accepted accounting principles have been provided on the books of the Transferor), and, to the best of the Transferor’s and the Issuer’s knowledge, no Tax lien has been filed and no claim is being asserted, with respect to any such Tax, fee or other charge.

(j) ERISA.  The Transferor, the Issuer and their respective ERISA benefit plans are in compliance with ERISA in all material respects.

(k) Use of Proceeds.  Neither the Transferor nor the Issuer is engaged in the business of extending credit for the purposes of purchasing or carrying margin stock, and no proceeds of any acquisition of an interest in the Notes, directly or indirectly, will be used for a purpose that violates, or would be inconsistent with, Regulations T, U and X promulgated by the Federal Reserve Board from time to time.

(l) Reports Accurate.  No information, exhibit, financial statement, document, book, record or report furnished by the Transferor, the Issuer or the Servicer, as applicable, to the Investors in connection with this Agreement, any other Transaction Documents to which it is a party or any transaction contemplated hereby is inaccurate in any material respect as of the date it is dated or as of the date so furnished, and no such document contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading.

(m) Place of Business.  As of the Amendment Date, the principal place of business and chief executive office of the Transferor is located at 101 Convention Center Drive, Suite 850-14A, Las Vegas, Nevada 89109, the principal place of business and primary office of the Issuer is located at 3993 Howard Hughes Parkway, Suite 250, Las Vegas, Nevada 89109, and the principal place of business and chief executive office of the Servicer is located at Five Concourse Parkway, Suite 400, Atlanta, Georgia 30328, and the office where the Servicer keeps all of the instruments, documents, agreements, books and records relating to the Accounts and the Receivables is located in DeKalb County, Georgia.

(n) Tradenames.  As of the Closing Date, the Transferor has, within the last five (5) years, operated only under the tradenames identified in Exhibit B hereto, and, within the last five (5) years, has not changed its name, merged with or into or consolidated with any other corporation (except as has otherwise been disclosed to the Investors) or been the subject of any bankruptcy, insolvency or similar proceeding applicable to the Transferor.

(o) Value.  The Transferor has received or will receive reasonably equivalent value in return for the transfer of its interest in the Receivables and the other property transferred pursuant to the Transfer and Servicing Agreement.

(p) Security Interest.  The Transferor has granted a security interest (as defined in the UCC) to the Issuer in the Receivables, which is enforceable in accordance with applicable law upon execution and delivery of the Transfer and Servicing Agreement.  The Issuer has granted a security interest (as defined in the UCC) to the Indenture Trustee, in the Receivables, which is enforceable in accordance with applicable law upon execution and delivery of the Indenture and the Indenture Supplement.  Upon the filing of UCC-1 financing statements naming the Indenture Trustee as secured party and the Issuer as debtor, the Indenture Trustee shall have a first priority perfected security interest in the Receivables.  All filings (including, without limitation, such UCC filings) as are necessary in any jurisdiction to perfect the interest of the Indenture Trustee in the Receivables have been made.

(q) Investment Company Act.  Neither the Transferor nor the Issuer is or is controlled by, an “investment company” within the meaning of the 1940 Act.

(r) Transferor Amount; Receivables.  The Transferor Amount is not less than the Required Transferor Amount.  As of December 31, 2003, the aggregate amount outstanding under the Receivables was approximately $1,270,283,631.16, of which approximately $1,146,402,639.82 was Principal Receivables and approximately $123,880,991.34 was Finance Charge Receivables.

(s) No Early Redemption Event.  After giving effect to issuance of the Notes, the purchase, on the Effective Date, of the Class A Notes, Class B Notes and Class C Notes in the amount of the Class A Initial Note Principal Balance, Class B Initial Note Principal Balance and Class C Initial Note Principal Balance, respectively, and the purchase on each Increase Date of each Note Principal Balance Increase, no Early Redemption Event or Servicer Default has occurred and is continuing, and no event, act or omission has occurred and is continuing which, with the lapse of time, the giving of notice or both, would constitute such an Early Redemption Event or a Servicer Default.

(t) No General Solicitation.  Neither of the Transferor nor any of its affiliates (as defined in Rule 501(b) under the Securities Act) or any Person (other than the Investors and their respective affiliates, as to whom the Transferor makes no representation) acting on its behalf has engaged, in connection with the offering of the Offered Notes, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act.

(u) No Registration under the Securities Act, Trust Indenture Act.  It is not necessary in connection with the offer, sale and delivery of the Offered Notes to the Investors to register the Offered Notes under the Securities Act.  The Indenture and the Indenture Supplement are not required to be qualified under the Trust Indenture Act of 1939.

(v) Additional Representations and Warranties.  The representations and warranties of the Transferor in the Transfer and Servicing Agreement, with regard to itself as Transferor and with respect to the Receivables (individually and in the aggregate), are true and correct as of the applicable date set forth in the Transfer and Servicing Agreement.  The representations and warranties of the Servicer in the Indenture, the Indenture Supplement and the Transfer and Servicing Agreement, with regard to itself as Servicer, are true and correct as of the applicable date set forth in the Indenture, the Indenture Supplement or the Transfer and Servicing Agreement.  The representations and warranties of the Issuer in the Indenture, the Indenture Supplement and the Transfer and Servicing Agreement with regard to itself as Issuer, are true and correct as of the applicable date set forth in the Indenture, the Indenture Supplement or the Transfer and Servicing Agreement.

(w) Credit Card Guidelines.  Since December 31, 2003, there have been no material changes in the Credit Card Guidelines other than as permitted hereunder.

(x) Collections and Servicing.  Since December 31, 2003, there has been no material change in the ability of the Servicer to service and collect the Receivables.

(y) Special Purpose Entity.  The Transferor represents, warrants and covenants that it has not and shall not take or refrain from taking, as applicable, each of the activities applicable to it specified in the non-consolidation opinion of Orrick, Herrington & Sutcliffe LLP, delivered on the Closing Date, upon which the conclusions expressed therein are based.

(z) Accuracy of Representations and Warranties.  Each representation or warranty by the Transferor, the Issuer and the Servicer, as applicable, contained herein or in any certificate or other document furnished by the Transferor, the Issuer or the Servicer, as applicable, pursuant hereto or in connection herewith is true and correct in all material respects as of the date specified in such certificate or document.

The representations and warranties set forth in this section shall survive the purchase of any portion of the Offered Notes by an Investor.  Upon discovery by the Transferor, the Servicer, the Issuer or any Investor of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the others.

SECTION 4.2 Covenants of the Issuer, the Transferor and the Servicer.  Each of the Transferor, the Issuer and the Servicer covenants, with respect to itself only and not as to any other, as follows:

(a) Compliance with Laws, Preservation of Corporate or Trust Existence.  Each of the Issuer, the Transferor and the Servicer, as applicable, will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its corporate or trust existence, rights, franchises, qualifications and privileges, except to the extent that failure to do so could not reasonably be expected (a) to have a material adverse effect on the Issuer, the Transferor or the Servicer, as applicable, or on the transaction documented under this Agreement, or (b) have an Adverse Effect.  The Transferor and the Issuer will comply, in all material respects, with all acts, rules, regulations, orders, decrees and directions of any Governmental Authority applicable to the Accounts or any part thereof, provided, however, that the Issuer and the Transferor may contest any act, rule, regulation, order, decree or direction in any reasonable manner which will not materially and adversely affect the rights of the Indenture Trustee in the Receivables or the collectability of the Receivables.

(b) Organization.  Each of the Issuer, the Transferor and the Servicer, as applicable, will preserve and maintain its existence as a corporation or as a trust, as applicable, duly organized and existing under the laws of the State of Nevada, in the case of the Transferor and the Issuer, and the State of Georgia, in the case of the Servicer; provided, however, that the Issuer, the Transferor and the Servicer, as applicable, may consolidate or merge to the extent permitted by the Transaction Documents.

(c) Books and Records.  The Servicer, will, at its own cost and expense, maintain Records with respect to the Accounts and the Receivables and copies of all documents relating to each Account as custodian for the Indenture Trustee, and (ii) prior to the Effective Date or the Increase Date, indicate clearly and unambiguously in its computer files that the Receivables have been transferred and assigned to the Indenture Trustee for the benefit of the Investors pursuant to the Transaction Documents.

(d) Access to Information.  From the Effective Date until the Expiration Date, each of the Issuer, the Transferor and the Servicer, as applicable, will, at any time and from time to time during regular business hours, on at least five (5) Business Days (or if an Early Redemption Event or Potential Early Redemption Event has occurred, one Business Day) notice to the Issuer, the Transferor or the Servicer, as the case may be, permit the Investors, or their agents or representatives, at (in the case of one visit per year or at any time if an Early Redemption Event or Potential Early Redemption Event has occurred) the Issuer’s or the Transferor’s, as applicable, cost and expense (and otherwise at the expense of the Investors), (a) to examine all books, records and documents (including computer tapes and disks) in the possession or under the control of the Issuer, the Transferor or the Servicer, as the case may be, relating to the Receivables (other than names of account holders and strategic plans for the Servicer’s credit card business), including the forms of Credit Card Agreements under which such Receivables arise, and (b) to visit the offices and properties of the Issuer, the Transferor or the Servicer, as applicable, for the purpose of examining such materials described in clause (a) above and observing and discussing collection practices and business and financial prospects generally.  In addition, each of the Issuer, the Transferor and the Servicer, as applicable, will, instruct its independent accountants and financial advisors to cooperate with the Investors and their agents and representatives in their investigation pursuant to this subsection 4.2(d).  Any information obtained by the Investors pursuant to this subsection 4.3(d) shall be held in confidence by the Investors in accordance with the provisions of Section 6.9 hereof.

(e) No Reduction of Periodic Finance Charges.  The Transferor and the Issuer hereby agree that, except as otherwise required by any Requirements of Law, or as is deemed by the Transferor or the Issuer to be necessary in order for the Transferor to maintain its credit card business, based upon a good faith assessment by the Transferor, in its sole discretion, of the nature of the competition in the credit card business, it shall not at any time reduce the periodic finance charges assessed on any Receivable or other fees on any Account if, as a result of such reduction, the Transferor’s reasonable expectation of the Net Portfolio Yield minus the Base Rate as calculated for the Monthly Period following such reduction would be less than 4.0% and unless such reduction is made applicable to the comparable segment of the consumer revolving credit card receivables owned and serviced by the Transferor that have characteristics the same as, or substantially similar to, the Receivables that arise in the Accounts that are the subject of such change.

(f) Credit Card Agreements.  Each of the Transferor and the Issuer shall comply with and perform its obligations, if any, under the applicable Credit Card Agreements relating to the Accounts and the Credit Card Guidelines, except to the extent that failure to do so could not reasonably be expected (a) to have a material adverse effect on the Transferor or the Issuer, as applicable, or on the transaction documented under this Agreement, or (b) have an Adverse Effect.

(g) Notice of Liens.  The Transferor and the Issuer shall advise the Investors promptly, in reasonable detail, (i) of any Lien asserted or claim made against any of the Receivables (other than any Lien permitted hereunder or under the Indenture), (ii) of the occurrence of any breach by the Transferor or the Issuer of any of its representations, warranties and covenants contained herein and (iii) of the occurrence of any other event which has an Adverse Effect.

(h) Change of Location.  Each of the Transferor and the Issuer, as applicable, (i) will not without providing thirty (30) days prior written notice to the Investors and without filing such amendments to any previously filed financing statements as the Investors may reasonably require, change its name, type or jurisdiction of organization, (ii) will not delete or otherwise impair the marking of its Records referred to in the Transfer and Servicing Agreement and (iii) will promptly take all actions required of each relevant jurisdiction in order to continue the first priority perfected security interest of the Indenture Trustee in the Trust Assets.

(i) Other Actions.  Each of the Transferor, the Issuer and the Servicer, as applicable, shall execute and deliver to the Investors all such documents and instruments and do all such other acts and things as may be necessary or reasonably required by the Investors, or the Indenture Trustee to enable the Indenture Trustee or the Investors to exercise and enforce their respective rights under this Agreement or the Transaction Documents and to realize thereon, and the Transferor, the Servicer and the Issuer shall record and file and re-record and refile all such documents and instruments, at such time or times, in such manner and at such place or places, as may be necessary or reasonably required by the Indenture Trustee or the Investors to validate, preserve, perfect and protect the position of the Indenture Trustee or the Investors under this Agreement, the Indenture, the Indenture Supplement and the Receivables Purchase Agreements (to the extent the Transferor, the Issuer or the Servicer is a party thereto), and the Transferor, the Issuer and the Servicer shall maintain this Agreement (including the Fee Letter) as part of its official records; provided, however, that none of the Transferor, the Issuer or the Servicer will have any obligation to prepare or file financing statements in the names of the Investors.

(j) Consent of the Investors.  The Transferor, the Issuer or the Servicer, as applicable, shall obtain the written consent (which consent shall not be unreasonably withheld) of the Investors prior to taking any action under the Transaction Documents relating to or affecting Series 2004-One that would require the satisfaction of the Rating Agency Condition under the Transaction Documents.

(k) Notice of Delegation of Servicer’s Duties.  The Servicer promptly shall notify the Investors of any delegation by the Servicer of any of the Servicer’s duties under the Indenture or the Indenture Supplement which is not in the ordinary course of business of the Servicer.

(l) Notice of Resignation or Removal of the Indenture Trustee.  The Transferor, the Issuer or the Servicer, as applicable, promptly shall notify the Investors of any resignation or removal of the Indenture Trustee under the Indenture.

(m) [Reserved].

(n) No Change in Business or Credit Card Guidelines.  Neither the Transferor nor the Issuer will make any change in the character of its business or, except pursuant to any Requirements of Law, in the Credit Card Guidelines, which change would, in either case, impair the collectibility of any Receivable or otherwise (a) have a material adverse effect on the Transferor, the Issuer or the Servicer, as applicable, or on the transaction documented under this Agreement, or (b) have an Adverse Effect.

(o) Performance of Agreements.  For the benefit of the Investors, each of the Transferor, the Issuer and the Servicer, as applicable, shall perform on a timely basis each of its respective agreements, warranties and indemnities under, and comply in all material respects with each of the respective terms and provisions applicable to it in, the Affinity Card Agreement and the Transaction Documents to which each is a party.

(p) Amendments to the Transaction Documents.  Each of the Transferor, the Issuer and the Servicer, as applicable, shall not terminate (except in accordance with the terms thereof and only if at the time of such termination none of the Note Principal Balance or other amount payable to the Investors hereunder is unpaid), amend, waive or otherwise modify the Affinity Card Agreement or any Transaction Document to which it is a party without the prior written consent of the Investors, in each case in its sole discretion, unless the Transferor, the Issuer or the Servicer as applicable delivers to the Investors an Officer’s Certificate, in form and substance satisfactory to the Investors, to the effect that such termination, amendment, waiver or modification does not adversely affect the interest of the Investors in any material respect.

(q) Timely Payments.  Each of the Transferor, the Issuer and the Servicer, as applicable, shall timely make all payments, deposits or transfers, and give all instructions to transfer, required to be made by it hereunder and under the Transaction Documents.

(r) Periodic Reports of the Servicer and the Accountants.  The Servicer shall furnish to the Investors (i) a copy of each annual certified public accountants’ reports received by the Indenture Trustee pursuant to Section 3.06 of the Transfer and Servicing Agreement (other than any portion of such reports relating to other outstanding Series), (ii) with respect to each Distribution Date with respect to the Transfer and Servicing Agreement, a copy of the completed report furnished to the Indenture Trustee pursuant to Section 3.04(b) of the Transfer and Servicing Agreement, and (iii) a copy of any other report furnished to the Indenture Trustee pursuant to Section 3.05 of the Transfer and Servicing Agreement (other than any portion of such reports relating to other outstanding Series).

(s) Opinion of Counsel.  The Transferor shall deliver to the Investors copies of all opinions delivered to the Indenture Trustee under the Indenture or the Indenture Supplement.

SECTION 4.3 Periodic Notices and Reports.

(a) Financial Reporting.  From the Effective Date until the Expiration Date, the Transferor, the Issuer or the Servicer, as applicable, shall furnish to the Investors:

(i) Annual Reporting.  Within one hundred twenty (120) days following the end of each fiscal year of the Servicer, beginning with the fiscal year ending December 31, 2003, the audited consolidated balance sheet of the Servicer and its consolidated subsidiaries as of the end of such fiscal year, and the related audited consolidated statements of income and cash flows of the Servicer and its consolidated subsidiaries for such fiscal year, accompanied by any management letter of the Servicer’s independent certified public accountants and an Officer’s Certificate of the Servicer; provided, however, to the extent that CompuCredit is no longer acting as Servicer, the Transferor shall deliver related audited consolidated reports of the consolidated group of which the Transferor is a member;

(ii) Quarterly Reporting.  Within sixty (60) days following the end of each of the first three fiscal quarters of the Servicer of each fiscal year, beginning with the fiscal quarter ending March 31, 2004, the unaudited consolidated balance sheet of the Servicer and its consolidated subsidiaries as of the end of such fiscal quarter, and the related unaudited consolidated statements of income and cash flows of the Servicer and its consolidated subsidiaries for such fiscal quarter; provided, however, to the extent that CompuCredit is no longer acting as Servicer, the Transferor shall deliver related unaudited consolidated reports of the consolidated group of which the Transferor is a member;

(iii) Monthly Reporting.  The Servicer shall furnish to the Investors (or cause to be furnished to the Investors), on a monthly basis on or before each Determination Date, such information relating to the status of the Receivables, accounts relating to the Indenture or the Indenture Supplement for the preceding Monthly Period and such other information with respect to the Issuer’s property in a certificate substantially in the form of Exhibit B to the Indenture Supplement;

(iv) Compliance Certificate.  Together with the financial statements required under this Section, a compliance certificate signed by the Servicer’s chief financial officer, chairman, president, treasurer or executive officer stating that, to the best of such Person’s knowledge after reasonable investigation, the financial statements delivered to the Investors have been prepared in accordance with GAAP and accurately reflect the financial condition of the Servicer and a certificate of the Transferor that no Early Redemption Event or Potential Early Redemption Event exists, or if any Early Redemption Event or Potential Early Redemption Event exists, stating the nature and status thereof;

(v) Credit Card Guidelines.  Within thirty (30) days after the date any material change in or material amendment to the Credit Card Guidelines is made, the Transferor shall provide the Investors with a copy of such change or amendment.  If requested by the Investors, within ninety (90) days after the close of each of its fiscal years, the Transferor shall provide the Investors with a complete copy of the Credit Card Guidelines then in effect;

(vi) Filings with Governmental Authorities.  Promptly after the same are sent, copies of all financial statements and reports that the Transferor or the Issuer may make to, or file with, the Securities and Exchange Commission or any successor or analogous governmental authority;

(vii) Additional Receivables Information. The Servicer shall promptly provide to the Investors additional Receivables or financial information requested by any of the Investors in such Investor’s reasonable discretion, including master file information on CD ROM or other such format as reasonably acceptable to such Investor;

(viii) Other Information.  Such other information, documents, records or reports respecting the Accounts, the Receivables or the servicing thereof or the Issuer as the Investors may from time to time reasonably request (as can be reasonably obtained or provided by the Transferor or the Servicer); and such publicly available information, documents, records or reports respecting the Servicer, the Transferor, the Issuer or the condition or operations, financial or otherwise, of the Servicer, the Issuer or the Transferor as the Investors may from time to time reasonably request; and

(ix) Daily Reporting.  From and after March 1, 2004, the Servicer shall furnish to the Investors (or cause to be furnished to the Investors) on each Business Day such information relating to the status of the Receivables in a certificate substantially in the form of Exhibit C attached hereto;

provided, however, for so long as CompuCredit is subject to, and in compliance with, the requirements of the Securities Exchange Act of 1934, as amended, and such requirements require public disclosure of the items specified in the above clauses (i), (ii), (iv) and (vi), CompuCredit shall be required to furnish such items only upon the request of the Investors; provided, further, that with respect to clauses (vii) and (viii) above, neither the Servicer nor the Transferor shall be required to disclose any information reasonably determined by it to be Proprietary Information.

(b) Notices.  The Transferor, the Issuer and the Servicer, as applicable, shall notify the Investors in writing of any of the following with respect to itself only promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i) Notice of Early Redemption Events and Supplemental Servicer Default.  As soon as possible and in any event, within five (5) days after learning of the occurrence of any Early Redemption Event, Potential Early Redemption Event or Supplemental Servicer Default, accompanied by a statement of the chief financial officer or chief accounting officer of the Transferor or the Issuer or an Officer’s Certificate of a Servicing Officer, as applicable;

(ii) Judgment and Proceedings.  The entry of any judgment or decree against the Transferor or the Issuer, as applicable, in excess of $10,000, or with respect to the Servicer, $1,000,000, or the institution of any material lawsuit or other proceeding against any such Person;

(iii) Adverse Effect.  The occurrence of any event or condition which has, or could reasonably be expected to have, an Adverse Effect;

(iv) Litigation.  The institution of any litigation, arbitration proceeding or governmental proceeding against the Transferor, the Issuer or the Servicer, as applicable, or to which such Person becomes a party and in which the amount in controversy exceeds the sum of $1,000,000 in respect of the Transferor and the Issuer or $5,000,000 in respect of the Servicer;

(v) ERISA.  The occurrence of any Reportable Event under Section 4043(c) (5), (6) or (9) of ERISA with respect to any Plan of the Transferor, the Issuer or the Servicer, as applicable, any decision to terminate or withdraw from a Plan of the Transferor, the Issuer or the Servicer, as applicable, any finding made with respect to a Plan of the Transferor, the Issuer or the Servicer, as applicable, under Section 4041(c) or (e) of ERISA, the commencement of any proceeding with respect to a Plan of the Transferor, the Issuer or the Servicer, as applicable under Section 4042 of ERISA, the failure to make any required installment or other required payment under Section 412 of the Code or Section 302 of ERISA on or before the date for such installment or payment, or any material increase in the actuarial present value of unfunded vested benefits under all Plans of the Transferor, the Issuer or the Servicer, as applicable, over the preceding year;

(vi) Defaults Under Other Agreements.  The occurrence of a default or an event of default under any other financing arrangement pursuant to which the Transferor, the Issuer or the Servicer is a debtor or an obligor; and

(vii) Debt Ratings.  Any upgrade or downgrade in the public or private debt rating of the Servicer, the Issuer or the Transferor or its parent.

(c) Copies of Notices.  The Transferor, the Issuer and the Servicer, as applicable, shall promptly furnish to the Investors a copy of each certificate, report, statement, notice or other communication (including without limitation, a copy of any Opinion of Counsel delivered pursuant to Section 8.06 of the Indenture) furnished by or on behalf of itself under the Transaction Documents to the holders of the Offered Notes, to the Indenture Trustee or to the Rating Agencies concurrently therewith and furnish to the Investors promptly after receipt thereof a copy of each notice, demand or other communication received by or on behalf of it pursuant to this Agreement, the Transfer and Servicing Agreement, the Indenture, the Indenture Supplement, any Receivables Purchase Agreement, the Backup Servicing Agreement or the Affinity Card Agreement.  Each such communication provided hereunder shall be furnished to the Investors in writing.

SECTION 4.4 Representations and Warranties of the Investors.

(a) Each Investor hereby agrees to treat the Offered Notes for purposes of federal and state income or franchise taxes and any other tax imposed on or measured by income, as indebtedness unless otherwise required by the Internal Revenue Service.

(b) Merrill Lynch Mortgage Capital Inc. hereby makes the representation and warranty set forth in Item 7 to Schedule 1 hereto.

ARTICLE V

INDEMNIFICATION; EXPENSES; RELATED MATTERS

SECTION 5.1 Indemnities by the Transferor.  Without limiting any other rights which the Indemnified Parties may have hereunder or under applicable Law, the Transferor hereby agrees to indemnify each Investor and its respective officers, directors, employees and agents (collectively, “Indemnified Parties”) from and against any and all damages, losses, claims, liabilities, costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them in any action or proceeding between the Transferor and any of the Indemnified Parties (but only to the extent that the Indemnified Party is the prevailing party in such action or proceeding against the Transferor) or between any of the Indemnified Parties and any third party or otherwise arising out of or as a result of this Agreement, the other Transaction Documents, the ownership or maintenance, either directly or indirectly, by such Investor of the Offered Notes or any of the other transactions contemplated hereby or thereby, except, (i) Indemnified Amounts to the extent resulting from gross negligence, fraud or willful misconduct on the part of such Indemnified Party, (ii) to the extent that any claim, damage, loss, liability, cost or expense relates to Excluded Taxes or amounts payable by the Issuer under Sections 5.2, 5.3, or 5.4 (iii) for recourse for the payment of principal of or interest on, or other amounts due in respect of, the Offered Notes as a result of nonpayment by Obligors on the Accounts or the related Receivables (collectively, the “Excluded Liabilities”).  Without limiting the generality of the foregoing, the Transferor shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

(a) reliance on any representation or warranty made by the Transferor or any officers of the Transferor under or in connection with this Agreement, any of the other Transaction Documents, or any other information or report delivered by the Transferor pursuant hereto, or pursuant to any of the other Transaction Documents which shall have been incomplete, false or incorrect in any material respect when made or deemed made;

(b) the failure by the Transferor to comply with any applicable Law with respect to any Receivable or the related Credit Card Agreement, or the nonconformity of any Receivable or the related Credit Card Agreement with any such applicable Law;

(c) any valid dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable (including a defense based on such Receivable or the related Credit Card Agreement not being the legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);

(d) the failure by the Transferor to comply with any term, provision or covenant contained in this Agreement or any of the other Transaction Documents to which it is a party or to perform any of its respective duties or obligations under the Receivables or related Contracts; or

(e) any action taken by the Transferor in the enforcement or collection of any Receivable.

Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made under this Section 5.1, notify the Transferor, provided, however, the omission to so notify the Transferor will not relieve the Transferor from any liability which it may have to any such Indemnified Party under this Section 5.1, except to the extent the Transferor was actually prejudiced by the failure to give such notices promptly.

Each Indemnified Party shall use its good faith efforts to mitigate, reduce or eliminate any losses, expenses or claims for indemnification pursuant to this Section 5.1; provided, however, that nothing contained herein shall obligate any Indemnified Party to take any action that imposes on such Person any additional costs or legal or regulatory burdens which in such Person’s reasonable opinion, would have an adverse effect on its business, operations or financial condition.

SECTION 5.2 Yield Protection.  (a)  If after the Effective Date, the adoption of any Law or bank regulatory guideline or any amendment or change in the administration, interpretation or application of any existing or future Law or bank regulatory guideline by any Governmental Authority charged with the administration, interpretation or application thereof, or the compliance with any directive of any Governmental Authority (in the case of any bank regulatory guideline, whether or not having the force of Law):

(i) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including any such requirement imposed by the Board of Governors of the Federal Reserve System) against assets of, deposits with or for the account of, or credit extended by, any Indemnified Party or shall impose on any Indemnified Party or on the United States market for certificates of deposit or the London interbank market any other similar condition affecting this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Offered Notes, or payments of amounts due hereunder or its obligation to advance funds hereunder or otherwise in respect of this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Offered Notes; or

(ii) imposes upon any Indemnified Party any other condition or expense (including any loss of margin, reasonable attorneys’ fees and expenses, and expenses of litigation or preparation therefor in contesting any of the foregoing) with respect to this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Offered Notes, or, other than Excluded Taxes, payments of amounts due hereunder or its obligation to advance funds hereunder or otherwise in respect of this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Offered Notes, and the result of any of the foregoing is to increase the cost to or to reduce the amount of any sum received or receivable by such Indemnified Party with respect to this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Offered Notes, the Receivables, the obligations hereunder, the funding of any purchases hereunder by an amount deemed by such Indemnified Party to be material, then, on the next succeeding Distribution Date after written demand by such Indemnified Party, the Transferor shall pay to such Investor such additional amount or amounts as will compensate such Indemnified Party for such increased cost or reduction.

(b) If any Indemnified Party shall have determined that after the date hereof, the adoption of any applicable Law or bank regulatory guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, or any request or directive regarding capital adequacy (in the case of any bank regulatory guideline, whether or not having the force of law) of any such Governmental Authority, has or would have the effect of reducing the rate of return on capital of such Indemnified Party (or its parent) as a consequence of such Indemnified Party’s obligations hereunder or with respect hereto to a level below that which such Indemnified Party (or its parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Indemnified Party to be material, then on the next succeeding Distribution Date after written demand by such Indemnified Party, the Transferor shall pay to such Investor such additional amount or amounts as will compensate such Indemnified Party (or its parent) for such reduction.

(c) After learning of any event occurring after the date hereof which will entitle an Indemnified Party to compensation pursuant to this Article V, the applicable Investor shall notify the Transferor in writing.  A notice by such Investor or the applicable Indemnified Party claiming compensation under this Section and setting forth in reasonable detail an explanation therefor and a calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, such Investor or any applicable Indemnified Party may use any reasonable averaging and attributing methods and shall describe such methods in reasonable detail in any notice to the Transferor seeking compensation pursuant to this Article V.

SECTION 5.3 Taxes.  (a) All payments and distributions made hereunder by the Transferor or the Servicer (each, a “payor”) to each Investor (a “recipient”) shall be made, to the extent permitted by applicable law, free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and any other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority on any recipient (or any assignee of such parties), but excluding Excluded Taxes (such non-excluded items being called “Taxes”).  In the event that any withholding or deduction from any payment made by the payor hereunder is required in respect of any Taxes, then the Transferor shall:

(i) pay directly to the relevant authority the full amount required to be so withheld or deducted;

(ii) promptly forward to such Investor an official receipt or other documentation satisfactory to such Investor evidencing such payment to such authority; and

(iii) pay to the recipient such additional amount or amounts as is necessary to ensure that the net amount actually received by the recipient will equal the full amount such recipient would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against any recipient with respect to any payment received by such payment recipient hereunder, the recipient may pay such Taxes and the Transferor will promptly pay such additional amounts (including any penalties, interest or expenses), as shall be necessary in order that the net amount received by the payment recipient after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such payment recipient would have received had such Taxes not been asserted.

If the Transferor fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the recipient the required receipts or other required documentary evidence, the Transferor shall indemnify the recipient for any incremental Taxes, interest, or penalties that may become payable by any recipient as a result of any such failure.

(b) Each Investor that is not incorporated under the laws of the United States of America or a state thereof or the District of Columbia shall, prior to becoming a party to any Transaction Document, deliver to the Transferor two duly completed copies of Internal Revenue Service Form W-8ECI, or an applicable successor form.  Each Investor that is incorporated under the laws of the United States of America or a state thereof or the District of Columbia shall, prior to becoming a party to any Transaction Document, deliver to the Transferor two duly completed copies of an Internal Revenue Service Form W-9 or applicable successor form.

(i) Each Investor shall deliver to the Transferor two (2) further copies of any such form or certification previously delivered on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Transferor; and

(ii) Each Investor shall obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Transferor; unless, in any such case, an event (including, without limitation, any change in treaty, law or regulation) has occurred after the Effective Date and prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Investor from duly completing and delivering any such form with respect to it, and such Investor so advises the Transferor.  In such event, the Investor shall make reasonable efforts to cooperate with the Transferor in availing itself of any other then reasonably available exemption for Taxes.  Each such Investor so organized shall certify (i) in the case of an Internal Revenue Service Form W-8ECI, that it is entitled to receive payments under the this Agreement and the other Transaction Documents without deduction or withholding of any United States federal income taxes and (ii) in the case of an Internal Revenue Service Form W-9, that it is entitled to an exemption from United States backup withholding tax.

SECTION 5.4 Other Costs and Expenses; Breakage Costs.  (a) To the fullest extent permitted by applicable law, the Transferor agrees, on the next succeeding Distribution Date after receipt of a written invoice, to pay or cause to be paid, and to save each Investor harmless against liability for the payment of, all reasonable out of pocket expenses (including attorneys’ fees and expenses, any filing fees and expenses incurred by officers or employees of the Investor and fees and expenses of the Investor with respect to one audit per year; provided, however, that upon the occurrence of an Early Redemption Event, the Investors shall be reimbursed by the Transferor for reasonable fees and expenses incurred in connection with an unlimited number of audits) or intangible, documentary or recording taxes incurred by or on behalf of the Investor (i) in connection with the preparation, negotiation, execution and delivery of this Agreement, the other Transaction Documents and any documents or instruments delivered pursuant hereto and thereto and the transactions contemplated hereby or thereby (including the perfection or protection of the Offered Notes) and (ii) from time to time (A) relating to any amendments, waivers or consents under this Agreement and the other Transaction Documents, or (B) arising in connection with an Investor’s enforcement or preservation of rights under this Agreement or in any of the other Transaction Documents.

(b) The Issuer shall pay an Investor, on the next succeeding Distribution Date after request from such Investor, such amount or amounts as shall compensate such Investor for any loss (including loss of profit), cost or expense incurred by an Investor (as reasonably determined by such Investor) as a result of any reduction of the Class A Note Principal Balance, Class B Note Principal Balance or Class C Note Principal Balance, as applicable, other than at the end of a LIBOR Period and for which the Transferor failed to provide notice to the Investor pursuant to subsection 2.4(c).  After such Investor receives actual knowledge of any of the events specified in this subsection 5.4(b), a certificate of such Investor setting forth in reasonable detail a calculation of any amount or amounts that such Investor is entitled to receive pursuant to this subsection 5.4(b) and the reason(s) therefor shall be delivered to the Transferor (with a copy to the Investor) and shall be conclusive absent manifest error.

SECTION 5.5 Indemnities by the Servicer.  (a) The Servicer shall indemnify and hold harmless each Indemnified Party from and against any loss, liability, expense, damage or injury suffered or sustained by reason of willful misfeasance, bad faith, or negligence in the performance of the duties of the Servicer, by reason of reckless disregard of obligations and duties of the Servicer hereunder or under the Indenture, the Indenture Supplement and the Transfer and Servicing Agreement or by reason of the failure of any representation or warranty made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement to have been true and correct in all material respects as of the date made or deemed made; provided, however, that the Servicer shall not indemnify any such Indemnified Party for any such loss, liability, expense, damage or injury suffered or sustained by reason of any action taken or omitted at the written request of any such Indemnified Party; and provided, further, that the Servicer shall not indemnify any such Indemnified Party for any such loss, liability, expense, damage or injury incurred with respect to any action taken by such Indemnified Party constituting fraud, gross negligence, breach of fiduciary duty or willful misconduct, with respect to the uncollectibility of the Receivables or with respect to any federal, state or local income or franchise taxes (or any interest or penalties with respect thereto) required to be paid by any such Indemnified Party in connection herewith to any taxing authority.  The Servicer shall not be liable for acts or omissions of any Successor Servicer.  The provisions of this indemnity shall run directly to and be enforceable by an injured party subject to the limitations hereof.

(b) Each Indemnified Party shall use its good faith efforts to mitigate, reduce or eliminate any losses, expenses or claims for indemnification pursuant to this Section 5.5; provided, however, that nothing contained herein shall obligate any Indemnified Party to take any action that imposes on such Person any additional costs or legal or regulatory burdens which in such Person’s reasonable opinion, would have an adverse effect on its business, operations or financial condition.

ARTICLE VI

MISCELLANEOUS

SECTION 6.1 Term of Agreement; Survival.  This Agreement shall terminate on the Expiration Date; provided, however, that (i) the rights and remedies of the parties hereto with respect to any representations or warranties made or deemed to be made by such party in this Agreement, and (ii) the provisions of Article V and Sections 6.10 and 6.11 of this Agreement shall survive the termination of this Agreement and the payment in full of the Note Principal Balance.  Furthermore, all representations, warranties, covenants, guaranties and indemnifications contained in this Agreement and the Transaction Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the sale and transfer of the Offered Notes.

SECTION 6.2 Waivers; Amendments.  (a)  No failure or delay on the part of any party hereto in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy.  The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law.

(b) This Agreement may be amended from time to time only with the written consent of each party hereto.

SECTION 6.3 Notices; Payments.  All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile, telegraphic, telex or cable communication) and mailed, facsimiled, telegraphed, cabled or delivered, as to each party hereto, at its address specified below or at such other address as shall be designated by such party in a written notice to the other party hereto.  All such notices and communications shall, when mailed, facsimiled, telegraphed or cabled, be effective three (3) days after deposit in the mails, when confirmed by telephone, delivered to the telegraph company or delivered to the cable company, respectively.

If to the Investors:

Merrill Lynch Mortgage Capital Inc.

335 Madison Avenue, 5th Floor

New York, New York  10017

Attention:                      Stephen Quine

Telephone:                      (646) 556-0678

Telecopy:                      (646) 556-0351

In respect of all other matters:

William Lovett, AVP Credit Services Consultant
Bank of America
Merrill Lynch (North Tower)
4 World Financial Center, 17th Floor

New York, New York  10080

Telephone:                      (212) 449-1722

Telecopy:                      (212) 738-1425

Payment Information:

Bankers Trust Co.
Bank ABA# 021-001-033
Account# A/C 008-12-914
Acct:  MLMCI
REF: Compucredit Aqua

If to the Transferor:

CompuCredit Funding Corp.

101 Convention Center Drive

Suite 850-14A

Las Vegas, Nevada  89109

Attention:                      Treasurer

Telephone:                      (702) 949-0190

Telecopy:                      (702) 598-3651

Payment Information:

ABA #

Account No.

If to the Servicer:

CompuCredit Corporation

Five Concourse Parkway, Suite 400

Atlanta, Georgia  30328

Attention:                      General Counsel

Telephone:                      (770) 828-2850

Telecopy:                      (770) 206-6187

If to the Issuer:

CompuCredit Credit Card Master Note Business Trust

c/o Wilmington Trust FSB

3993 Howard Hughes Parkway, Suite 250

Las Vegas, Nevada  89109

Attention:                      Corporate Trust Administration

Telephone:                      (702) 866-2202

Telecopy:                      (702) 866-2244

SECTION 6.4 Governing Law; Submission to Jurisdiction; Appointment of Service Agent

(A) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICTS OF LAW PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).  EACH OF THE PARTIES HERETO HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  NOTHING IN THIS SECTION 6.4 SHALL AFFECT THE RIGHT OF ANY PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST ANY OF THE PARTIES HERETO OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.

(b) EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG ANY OF THEM ARISING OUT OF, CONNECTED WITH, RELATING TO OR INCIDENTAL TO THE RELATIONSHIP BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

(c) Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 6.3 of this Agreement; provided, that nothing in this Agreement shall affect the right of any such party to serve process in any other manner permitted by law.

SECTION 6.5 Integration.  This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire Agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

SECTION 6.6 Severability of Provisions.  If any one or more of the provisions of this Agreement shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remaining provisions of this Agreement and shall in no way affect the validity or enforceability of such other provisions.

SECTION 6.7 Counterparts; Facsimile Delivery.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery by facsimile of an executed signature page of this Agreement shall be effective as delivery of an executed counterpart hereof.

SECTION 6.8 Successors and Assigns; Binding Effect.  This Agreement shall be binding upon each of and inure to the benefit of the Transferor, the Issuer, the Servicer and the Investors and their respective successors and permitted assigns (including any subsequent holders of the Offered Notes).  Notwithstanding anything to the contrary contained herein, except as provided in Section 5.02 or 6.02 of the Transfer and Servicing Agreement, this Agreement may not be assigned by the Transferor, the Issuer or the Servicer without the prior consent of the Investors (which consent shall not unreasonably be withheld or delayed).  No Investor may Transfer its rights hereunder in whole or in part to any Person except in compliance with the Indenture Supplement and the requirements of Section 4.4.  Notwithstanding anything contained herein to the contrary, the Investors may at any time enter into a Repurchase Transaction, provided that the aggregate number of beneficial owners, Participants or record owners of the Offered Notes shall not be more than the number set forth in Item 8 of Schedule 1 hereto.  For the avoidance of doubt, a purchaser in a Repurchase Transaction shall not constitute a beneficial owner or a Participant for purposes of this Section 6.8 and Section 9.04 of the Indenture Supplement, but shall constitute a record owner.

SECTION 6.9 Confidentiality Agreement.  Each of the parties hereto hereby agrees that it will not disclose the contents of this Agreement or any other Proprietary Information or confidential information of or with respect to the Investors, the Transferor, the Servicer or the Issuer to any other Person; except that each such party and its officers and employees may (i) disclose such information to its external accountants, attorneys, investors, potential investors and the agents of such Persons (“Excepted Persons”), and as required by an applicable law or order of any judicial or administrative proceeding or regulatory examination, and (ii) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving this Agreement for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies or interests under or in connection with this Agreement; provided, however, that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the Transferor and the Investors that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Transferor and its Affiliates, and each Investor and potential Investor, to the extent that such Investor or potential Investor actually receives the confidential information described below, will enter into a confidentiality agreement for the benefit of the Transferor and its Affiliates in form and substance similar to the Confidentiality Agreement entered into by the Transferor and Merrill Lynch Mortgage Capital Inc. in connection with the transactions contemplated by this Agreement.  It is understood that the financial terms that may not be disclosed except in compliance with this Section 6.9 are: all fees and other pricing terms, and all provisions relating to Early Redemption Events.  Each of the parties hereto agrees that the remedies and procedures available to the Company (as defined in the Confidentiality Agreement) contained in the Confidentiality Agreement are incorporated herein by reference and may be exercised by each of the Investors as if any such party were the Company referred to in the Confidentiality Agreement.

Notwithstanding anything herein to the contrary, each party (and each employee, representative or other agent of each party) hereto may disclose to any and all persons, without limitation of any kind, any information with respect to the United States federal income “tax treatment” and “tax structure” of the transactions contemplated hereby (including opinions or other tax analyses) that are provided to such parties (or their representatives) relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

SECTION 6.10 No Bankruptcy Petition Against the Issuer or the Transferor.  Each of the parties hereto, by entering into this Agreement, covenants and agrees that it will not at any time institute against, or join any other Person in instituting against, the Issuer or the Transferor any proceeding of a type referred to in the definition of Insolvency Event.

SECTION 6.11 No Recourse Against Issuer.  Notwithstanding anything to the contrary contained herein, the obligations of the Issuer under this Agreement, the Indenture and the Indenture Supplement shall be payable at such time as funds are received by or are available to the Issuer in excess of funds necessary to pay in full all outstanding Notes and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against the Issuer but shall continue to accrue.  Each party hereto agrees that the payment by the Issuer of any “claim” (as defined in Section 101 of Title 11 of the Bankruptcy Code) of any such party hereunder shall be subordinated to the payment in full of all Notes.

SECTION 6.12 Limitation of Liability.  It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by Wilmington Trust FSB, not individually or personally but solely as trustee of the Issuer, in the exercise of the powers and authority conferred and vested in it under the Trust Agreement, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as personal representations, undertakings and agreements by Wilmington Trust FSB but is made and intended for the purpose of binding only the Issuer and (c) under no circumstances shall Wilmington Trust FSB be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Agreement or the other Transaction Documents to which the Issuer is a party.

SECTION 6.13 Amounts Limited to Available Collections.  Notwithstanding anything else in this Agreement to the contrary, the obligations of the Transferor hereunder shall be payable hereunder solely to the extent funds are available therefor and, to the extent such funds are insufficient or unavailable to pay any amounts owing by the Transferor hereunder, it shall not constitute a claim against the Transferor.

SECTION 6.14 Transferor Net Worth.  On the date of execution of this Agreement, the Transferor shall have a net worth calculated in accordance with generally accepted accounting principles of at least $10,000,000 and (ii) the Transferor shall make no distributions of dividends or returns of capital comprising its net worth, as calculated in accordance with GAAP, except to the extent that, after giving effect thereto, the Transferor shall have a net worth at least equal to $10,000,000.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date and year first above written.

COMPUCREDIT FUNDING CORP., as Transferor
By:   /s/Joshua C. Miller
Name: Joshua C. Miller
Title: Assistant Secretary

COMPUCREDIT CORPORATION, as Servicer

By:  /s/J.Paul Whitehead, III
Name: J.Paul Whitehead, III
Title: Chief Financial Officer

COMPUCREDIT CREDIT CARD MASTER NOTE BUSINESS TRUST, as Issuer

By:     Wilmington Trust FSB, not in its individual capacity but solely as Owner Trustee

By:      /s/Donald G. Mackelcan
Name: Donald G. Mackelcan
Title:  Senior Vice President

MERRILL LYNCH MORTGAGE CAPITAL INC., as Investor

By:  /s/Wendy J. Gorman
Name: Wendy J. Gorman
Title:   Senior vice President

Class A Commitment Percentage: 100%
Class B Commitment Percentage: 100%
Class C-1 Commitment Percentage: 100%
Class C-2 Commitment Percentage: 100%

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